Exhibit 99.1

Contact:	Wesley B. Wampler
Director, Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

NTELOS Holdings Corp. Reports Second Quarter 2007 Operating Results

Revenues of $124 million, up 14% from Second Quarter 2006

Adjusted EBITDA Tops $51 million, up 20% from Second Quarter 2006

Sprint Nextel Resale Agreement Extended to July 2015

WAYNESBORO, VA – August 1, 2007 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia and West Virginia, today announced operating results for its second quarter of 2007.

Operating revenues for second quarter 2007 were $124.0 million; Operating income for the quarter was $29.1 million and net income for second quarter 2007 was $10.8 million, or $0.26 per share. Operating revenues for the first six months of 2007 were $245.5 million; Operating income and net income for the first six months of 2007 were $57.3 million and $20.6 million, respectively.

Highlights for the quarter include:

•	Operating revenues of $124.0 million, up 14% from second quarter 2006

•	Adjusted EBITDA of $51.1 million, up $8.4 million, or 20%, from second quarter 2006

•	Adjusted EBITDA less capital expenditures totaled $29.0 million for the quarter; $62.8 million year to date

•	Wireless net subscriber additions of 8,052 compared to 6,289 net additions for second quarter 2006

•	Wireless adjusted EBITDA margin of 38.5% for the quarter, up from 34.8% for second quarter 2006

“Our second quarter performance exhibited similar strength as our first quarter this year,” said James S. Quarforth, the Company’s Chief Executive Officer. “Net wireless subscriber additions were again strong at more than 8,000. Compared to second quarter of last year, our operating revenues were up 14% and adjusted EBITDA was up 20%. Adjusted EBITDA for the first half of 2007 is up 19% from the first half of 2006. We are pleased with this outstanding performance for the first half of 2007, and excited about the prospects for the remainder of the year. “

Recent Developments

Agreement with Sprint Nextel: On July 31, 2007, the Company entered into an amended and restated resale agreement (“Resale Agreement”) with Sprint Nextel whereby NTELOS will upgrade its wireless network to Evolution-Data Optimized Revision A (EVDO) in the territory included in the Resale Agreement. Beginning in July 2007, NTELOS is guaranteed a minimum monthly revenue of $8.0 million. Upon 98% completion of the EVDO upgrade, this monthly minimum increases to $9.0 million. The term of the agreement is extended four years to July 2015. For additional details related to the Resale Agreement, please see the NTELOS Holdings Corp. Form 8-K filed with the SEC.

EVDO Network Upgrade: In addition to EVDO network upgrades related to the markets covered by the Resale Agreement, NTELOS also plans to complete EVDO upgrades in all of its other markets. Benefits of upgrade to EVDO include the ability to offer higher-speed data services to customers and increased network capacity. These upgrades will be deployed concurrently with those in the Resale Agreement territory to gain favorable equipment vendor pricing. The network upgrade for all markets is expected to require incremental capital expenditures of approximately $65 million commencing third quarter 2007, with completion for resale agreement markets targeted for mid-year 2009, and all other markets by year-end 2009.

Declaration of Dividend: On July 26, 2007, the Board of Directors of NTELOS Holdings Corp. declared a quarterly cash dividend on its common stock in the amount of $0.15 per share to be paid on October 11, 2007 to stockholders of record on September 20, 2007. The Company paid its first quarterly cash dividend of $0.15 per share on July 12, 2007, totaling $6.3 million. Any decision to declare future dividends will be made each quarter at the discretion of the Board of Directors and will depend on, among other things, the Company’s results of operations, cash requirements, investment opportunities, financial condition, contractual restrictions and other factors that the Board of Directors may deem relevant.

Operating Highlights

Operating revenues for second quarter 2007 were $124.0 million, a 14% increase over second quarter 2006 operating revenues of $108.7 million and 2% over operating revenues of $121.6 million in first quarter 2007. Operating revenues for the first six months of 2007 were $245.5 million, 14% over operating revenues for the same period last year of $215.0 million.

Wireless operating revenues for second quarter of 2007 were $93.5 million compared to $79.6 million for the same period in 2006, an increase of 17%. Wireless subscribers were 391,195 at the end of second quarter 2007, a 12% increase from 350,168 at the end of second quarter 2006. This growth, combined with a 5% increase in average revenue per handset/unit, or ARPU (a non-GAAP measure), from second quarter 2006 to second quarter 2007 resulted in a 17% increase in subscriber revenues between these periods. Wholesale revenues were $24.3 million for second quarter 2007 compared to $19.2 million for the same quarter last year, an increase of 27%. Wholesale revenues were primarily derived from the strategic network alliance agreement with Sprint Nextel, which totaled $24.1 million and $18.9 million for these respective periods. Wireless operating revenues for the first six months of 2007 were $185.1 million, a $27.9 million or 18% increase over the first half of 2006.

Wireline operating revenues were $30.3 million for the second quarter of 2007, a 5% increase over second quarter 2006 of $28.9 million. Rural Local Exchange Carrier (RLEC) operating revenues were $15.5 million in the second quarter of 2007 compared to $14.8 million in second quarter 2006, an increase of 4%. Growth in access revenues, primarily driven by increased minutes of use, was partially offset by revenue reductions from local access line losses. In the Competitive Wireline segment, which consists of Competitive Local Exchange Carrier (CLEC), Internet Service Provider (ISP) and network operations, operating revenues grew 5% from $14.1 million to $14.8 million from second quarter 2006 to second quarter 2007. Revenues from Competitive Wireline strategic products, including local service, broadband, integrated access, transport and Metro Ethernet, grew $1.1 million, or 11%, for second quarter 2007 compared to second quarter 2006, offsetting the loss of dial-up internet revenues and a reduction in carrier access revenues. For the first six months of 2007, wireline operating revenues were $60.1 million, a 5% increase over the same period last year.

Adjusted EBITDA (a non-GAAP measure) for second quarter 2007 was $51.1 million, with a margin of 41%. This amount represents an increase of 20% over second quarter 2006 adjusted EBITDA of $42.7 million. Adjusted EBITDA for the first six month periods of 2007 and 2006 was $101.1 million and $85.1 million, respectively, an increase of 19%.

Wireless adjusted EBITDA was $36.0 million for the second quarter of 2007, compared to $27.7 million for second quarter 2006, an increase of 30%. The adjusted EBITDA margin for wireless increased to 38.5% for second quarter 2007 from 34.8% in second quarter 2006. Wireless adjusted EBITDA for the first six months of 2007 was $70.9 million, a $15.2 million or 27% increase over the first half of 2006.

Wireline adjusted EBITDA was $16.1 million for the second quarter of 2007 compared to $16.2 million for the second quarter 2006. Wireline adjusted EBITDA margin for the second quarter 2007 was 53%. For the first six months of 2007, wireline adjusted EBITDA was $32.3 million, a 1% increase over the same period last year.

Business Segment Highlights

Wireless

•

Gross customer additions for the second quarters of 2007 and 2006 were 38,937 and 37,343, respectively. Gross customer additions of higher-value, under-contract, post-pay subscribers were 20,660 in the second quarter of 2007, totaling 40,763 year-to-date. Net subscriber additions for the first six months of 2007 were 23,998, with 8,052 added in the second quarter. Net additions for higher-value postpay subscribers in second quarter 2007 were 6,939, more than double the 2,894 net postpay additions for second quarter 2006. At June 30, 2007, postpay subscribers represented 72% of total subscribers. Monthly blended subscriber churn continued improvement, finishing second quarter 2007 at 2.7%. Postpay monthly subscriber churn achieved a new low for the quarter at 1.7%.

ARPU (a non-GAAP measure) for second quarter 2007 was $56.11, 5% higher than ARPU for second quarter 2006 of $53.68. Postpay ARPU increased $1.50 from second quarter 2006 to $56.80, a 3% increase. The increase was attributable to continued growth in data services and data packages. Total data ARPU increased from $2.64 in second quarter 2006 and $3.44 in first quarter 2007 to $4.24 in second quarter 2007.

Cost per Gross Addition (CPGA—a non-GAAP measure), was $387 in second quarter 2007 compared to $382 in second quarter 2006. For the first six months of 2007, CPGA averaged $346, compared to the average of the first six months of 2006 of $368. Cash Cost per Handset/Unit (CCPU—a non-GAAP measure), was $32.63 for second quarter 2007, up from $31.41 in the same quarter last year primarily due to roaming costs related to increased roaming revenue and retention costs. Total network cell sites were 999 at June 30, 2007 compared to 917 at June 30, 2006, an increase of 82 or 9%.

Wireline

•

RLEC: Access lines at the end of second quarter 2007 were 44,697, compared to 46,013 at the end of second quarter 2006, a 3% decrease. This line loss is reflective of residential wireless substitution, second-line losses and PBX displacement of Centrex lines. Despite these line losses, RLEC operating revenues for second quarter 2007 were 4%, or approximately $0.6 million higher than for second quarter 2006 primarily due to an increase in access revenues related to increased minutes of use. RLEC adjusted EBITDA for second quarter 2007 was $11.1 million compared to $11.3 million for second quarter 2006 reflecting increased access expenses. RLEC adjusted EBITDA for the first six months of 2007 was $22.4 million compared to $22.6 million for the same period in 2006.

•

Competitive Wireline: CLEC business local access lines at the end of second quarter 2007 were 48,095, a 5% increase over the end of second quarter 2006 at 45,885. Operating revenues for CLEC business local access lines increased 2% over these periods reflecting the customer growth partially offset by downward pricing driven by competition. Revenue decline resulting from dial-up Internet subscriber losses was approximately $0.3 million for second quarter 2007 compared to second quarter 2006. Revenues from wireline strategic products, however, increased approximately $1.1 million, or 11%, to $11.4 million in second quarter 2007 from $10.3 million in second quarter 2006, due to customer growth. Broadband growth in the RLEC footprint continues to be especially strong, with customer penetration increasing to 33.4% at June 30, 2007 from 24.0% at June 30, 2006. Adjusted EBITDA for the Competitive Wireline segment increased 3%, to $5.1 million in the second quarter 2007 from $4.9 million in the second quarter 2006. Competitive Wireline adjusted EBITDA for the first six months of 2007 was $9.9 million, $0.6 million or 7% over the $9.3 million for the same period in 2006.

Quarforth concluded, “Our performance during the first six months of 2007 was marked by significant growth in customers, operating revenues and adjusted EBITDA. Additionally, we are most pleased with our new agreement with Sprint Nextel and the growth potential presented with our planned EVDO upgrade throughout all markets. We have updated our guidance to reflect these performance trends and the new agreement.”

Business Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements”.

The Company updates its previously provided guidance for 2007 for consolidated revenues to be between $492 million and $498 million and 2007 adjusted EBITDA to be between $195 million and $200 million. Please see the Business Outlook exhibit with this press release for additional guidance detail.

###

Non-GAAP Measures

Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, capital restructuring fees, gain of sale of assets, advisory termination fees, other expenses, minority interests, reorganization items, non-cash compensation charges and secondary offering costs.

ARPU, or average monthly revenues per handset/unit in service, is computed by dividing service revenues per period by the weighted average number of handsets in service during that period. Please see footnotes in exhibits for a complete definition of this measure.

CPGA, or cost per gross addition, is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. Please see footnotes in exhibits for a complete definition of this measure.

CCPU, or cash cost per handset/unit, is computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations, less equipment revenue and costs incurred to acquire new subscribers. The net result of these components is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash expenses such as depreciation, amortization and non-cash compensation are excluded from the calculation. Please see footnotes in exhibits for a complete definition of this measure.

Adjusted EBITDA, ARPU, CPGA and CCPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: leverage; operating and financial restrictions imposed by our senior credit facilities; our cash requirements; rapid development and intense competition in the telecommunications industry; increased competition in our markets; declining prices for our services; changes or advances in technology; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in the roaming rates we pay; wireless handset subsidy costs; the potential for our largest competitors and Sprint to build networks in our markets; the potential loss of our licenses; federal and state regulatory developments; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our capital requirements; governmental fees and surcharges; our reliance on certain suppliers and vendors; the potential for system failures or unauthorized use of our network; the potential for security breaches of our physical facilities; the potential loss of our senior management and inability to hire additional personnel; the trading market for our common stock; the potential influence over us by our two largest stockholders, CVC and Quadrangle; our ability to pay dividends; provisions in our charter documents and Delaware law; expenses of becoming a public company; the requirement to comply with Section 404 of the Sarbanes-Oxley Act; and other unforeseen difficulties that may occur. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports on Forms 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Summary Operating Results

•	Reconciliation of Net Income (Loss) to Operating Income

•	Reconciliation of Operating Income (Loss) to Adjusted EBITDA

•	Customer Summary

•	Wireless Customer Detail

•	Wireless Key Performance Indicators (KPI)

•	Wireless KPI Reconciliations (ARPU, CPGA and CCPU)

•	Business Outlook for the Year 2007

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets (unaudited)

(dollars in thousands)	June 30, 2007	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$57,536	$44,180
Accounts receivable, net	41,534	38,396
Inventories and supplies	7,238	5,471
Other receivables and deposits	3,870	3,777
Prepaid expenses and other	8,105	6,562

	118,283	98,386

Interest rate swap	2,491	3,874
Securities and investments	395	294
Property, plant and equipment	526,501	489,811
Less accumulated depreciation	145,012	113,039

	381,489	376,772

Other Assets
Goodwill	144,074	151,976
Franchise rights	32,000	32,000
Other intangibles, net	92,277	99,379
Radio spectrum licenses in service	114,102	114,102
Radio spectrum licenses not in service	18,282	18,250
Other radio spectrum licenses	1,344	1,344
Deferred charges	4,842	4,470

	406,921	421,521

Total Assets	$909,579	$900,847

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$6,818	$13,152
Accounts payable	26,995	25,209
Dividends payable	6,303	—
Advance billings and customer deposits	17,799	16,709
Accrued payroll	6,719	10,021
Accrued interest	149	305
Deferred revenue	521	683
Income tax payable	943	—
Accrued operating taxes	4,199	3,584
Other accrued liabilities	2,911	3,749

	73,357	73,412

Long-Term Liabilities
Long-term debt	610,350	613,371
Other long-term liabilities	55,019	61,842

	665,369	675,213

Minority Interests	453	457
Stockholders’ Equity	170,400	151,765

Total Liabilities and Stockholders’ Equity	$909,579	$900,847

NTELOS Holdings Corp.

Condensed Consolidated Statements of Operations (unaudited)

	Three months ended:		Six months ended:
(in thousands, except for per share data)	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Operating Revenues
Wireless communications	$93,493	$79,588	$185,085	$157,163
Wireline communications	30,306	28,924	60,091	57,428
Other communications services	171	227	369	415

	123,970	108,739	245,545	215,006

Operating Expenses [1]
Cost of wireless sales (exclusive of items shown separately below)	18,609	16,964	37,718	32,763
Maintenance and support (inclusive of non-cash compensation expense of $103 and $196 for the three and six months ended June 30, 2007, respectively, and $83 and $923 for the three and six months ended June 30, 2006, respectively)	21,312	18,813	41,550	38,110
Customer operations (inclusive of non-cash compensation expense of $162 and $302 for the three and six months ended June 30, 2007, respectively, and $123 and $1,194 for the three and six months ended June 30, 2006, respectively)	26,242	24,533	51,860	48,904
Corporate operations (inclusive of non-cash compensation expense of $831 and $1,617 for the three and six months ended June 30, 2007, respectively, and $718 and $9,263 for the three and six months ended June 30, 2006, respectively)	7,865	6,604	16,008	21,464
Depreciation and amortization	20,579	21,345	40,678	41,992
Accretion of asset retirement obligations	217	230	392	427
Termination of advisory agreements [1]	—	—	—	12,941

	94,824	88,489	188,206	196,601

Operating Income	29,146	20,250	57,339	18,405
Other Income (Expenses)
Interest expense	(10,671)	(21,149)	(21,701)	(37,895)
(Loss) gain on interest rate swap agreement	(455)	1,005	(1,383)	2,943
Other income	759	774	1,501	3,718

	18,779	880	35,756	(12,829)
Income tax expense	7,958	627	15,180	4,237

	10,821	253	20,576	(17,066)
Minority interests in losses (earnings) of subsidiaries	—	(15)	4	(18)

Net Income (Loss)	10,821	238	20,580	(17,084)
Dividend distribution preference on Class B Shares	—	(30,000)	—	(30,000)

Income (Loss) applicable to common shares	$10,821	$(29,762)	$20,580	$(47,084)

Basic and Diluted Earnings (Loss) per Common Share:
Income (loss) per share—basic	$0.26	$(0.72)	$0.50	$(1.26)
Income (loss) per share—diluted	$0.26	$(0.72)	$0.49	$(1.26)
Average shares outstanding—basic [2]	41,464	41,081	41,325	37,297
Average shares outstanding—diluted [2]	42,171	41,081	41,998	37,297

[1]

Includes non-cash compensation charge related to capital stock and options to purchase capital stock of $1.1 million and $2.1 million for the three and six months ended June 30, 2007, respectively, and $0.9 million and $11.4 million for the three and six months ended June 30, 2006, respectively. Also includes $0.5 million of fees in the first quarter of 2006 paid under advisory agreements with CVC Management LLC and Quadrangle Advisors LLC whereby they provided advisory and other services to the Company. These advisory agreements were terminated in February 2006 for a termination fee of $12.9 million. See NTELOS Holdings Corp. Form 10-K for the year ended December 31, 2006 for further details.

[2]

Earnings (Loss) per share and average weighted shares outstanding have been adjusted for all periods in 2006 to reflect the conversion of Class A and Class L common shares to Class B common shares as of the initial public offering based on a 2.15 conversion ratio. All Class B common shares were converted to common shares by December 31, 2006.

NTELOS Holdings Corp.

Summary of Operating Results

	Three Months Ended:		Six Months Ended:
(dollars in thousands)	June 30, 2006	June 30, 2007	June 30, 2006	June 30, 2007
Operating Revenues
Wireless PCS Operations	$79,588	$93,493	$157,163	$185,085
Subscriber Revenues	55,199	64,413	109,451	126,107
Wholesale/Roaming Revenues, net	19,175	24,325	37,462	47,251
Equipment Revenues	5,002	4,524	9,831	11,261
Other Revenues	212	231	419	466
Wireline Operations
RLEC	14,843	15,460	29,563	30,839
Competitive Wireline	14,081	14,846	27,865	29,252

Wireline Total	28,924	30,306	57,428	60,091
Other	227	171	415	369

	$108,739	$123,970	$215,006	$245,545

Operating Expenses

(before depreciation & amortization, accretion of asset retirement obligations, asset write-down and impairment charges, gain on sale of assets, termination of advisory agreements, non-cash compensation and secondary offering costs, a non-GAAP Measure)

Wireless PCS Operations	$51,876	$57,498	$101,498	$114,229
Cost of Sales—Equipment	6,984	6,693	13,986	14,909
Cost of Sales—Access & Other	9,980	11,916	18,777	22,808
Maintenance and Support	10,092	11,456	19,934	22,369
Customer Operations	20,627	22,092	40,193	43,721
Corporate Operations	4,193	5,341	8,608	10,422
Wireline Operations
RLEC	3,581	4,366	6,958	8,433
Competitive Wireline	9,186	9,795	18,584	19,362

Wireline Total	12,767	14,161	25,542	27,795
Other [1]	1,347	1,207	2,821	2,431

	$65,990	$72,866	$129,861	$144,455

Adjusted EBITDA (a non-GAAP Measure) [2]
Wireless PCS Operations	$27,712	$35,995	$55,665	$70,856
Wireline Operations
RLEC	11,262	11,094	22,605	22,406
Competitive Wireline	4,895	5,051	9,281	9,890

Wireline Total	16,157	16,145	31,886	32,296
Other [1]	(1,120)	(1,036)	(2,406)	(2,062)

	$42,749	$51,104	$85,145	$101,090

Capital Expenditures
Wireless PCS Operations	$14,583	$12,355	$28,952	$21,956
Wireline Operations
RLEC	2,547	2,399	5,448	4,505
Competitive Wireline	3,474	5,502	5,517	8,745

Wireline Total	6,021	7,901	10,965	13,250
Other	2,084	1,816	3,331	3,053

	$22,688	$22,072	$43,248	$38,259

Adjusted EBITDA less Capital Expenditures
Wireless PCS Operations	$13,129	$23,640	$26,713	$48,900
Wireline Operations
RLEC	8,715	8,695	17,157	17,901
Competitive Wireline	1,421	(451)	3,764	1,145

Wireline Total	10,136	8,244	20,921	19,046
Other	(3,204)	(2,852)	(5,737)	(5,115)

	$20,061	$29,032	$41,897	$62,831

[1]

Other Operations expense includes fees paid under advisory agreements with CVC Management LLC and Quadrangle Advisors LLC whereby they provided advisory and other services to the Company for an annual advisory fee of $2.0 million. The Company recognized $0.5 million of this expense in first quarter 2006. These advisory agreements were terminated in February 2006 for a termination fee of $12.9 million. See NTELOS Holdings Corp. Form 10-K for the year ended December 31, 2006 for further details.

[2]	Please see earnings release schedules available on the Company’s website or NTELOS Holdings Corp. SEC filings for reconciliations of adjusted EBITDA to operating income and to net income.

NTELOS Holdings Corp.

Reconciliation of Net Income (Loss) to Operating Income

	Three Months Ended:		Six Months Ended:
(dollars in thousands)	June 30, 2006	June 30, 2007	June 30, 2006	June 30, 2007
Net income (loss)	$238	$10,821	$(17,084)	$20,580
Interest expense	21,149	10,671	37,895	21,701
(Gain) loss on interest rate swap agreement	(1,005)	455	(2,943)	1,383
Income taxes	627	7,958	4,237	15,180
Minority interest	15	—	18	(4)
Other income	(774)	(759)	(3,718)	(1,501)

Operating income	$20,250	$29,146	$18,405	$57,339

Wireless	$12,581	$21,902	$26,217	$43,046
RLEC	7,662	7,571	15,376	15,376
Competitive Wireline	2,095	1,890	3,627	3,712
Other	(2,088)	(2,217)	(26,815)	(4,795)

Operating income	$20,250	$29,146	$18,405	$57,339

NTELOS Holding Corp.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

	2006					2007
(dollars in thousands)	Wireless PCS	RLEC	Competitive Wireline	Other	Total	Wireless PCS	RLEC	Competitive Wireline	Other	Total
For The Three Months Ended June 30
Operating Income (Loss)	$12,581	$7,662	$2,095	$(2,088)	$20,250	$21,902	$7,571	$1,890	$(2,217)	$29,146
Depreciation and amortization	14,919	3,596	2,789	41	21,345	13,897	3,519	3,146	17	20,579

Sub-total: EBITDA	27,500	11,258	4,884	(2,047)	41,595	35,799	11,090	5,036	(2,200)	49,725

Accretion of asset retirement obligations	212	4	11	3	230	196	4	15	2	217
Secondary offering costs	—	—	—	—	—	—	—	—	66	66
Non-cash compensation—Class A shares	—	—	—	924	924	—	—	—	1,096	1,096

Adjusted EBITDA	$27,712	$11,262	$4,895	$(1,120)	$42,749	$35,995	$11,094	$5,051	$(1,036)	$51,104

Adjusted EBITDA Margin	34.8%	75.9%	34.8%	N/M	39.3%	38.5%	71.8%	34.0%	N/M	41.2%
For The Six Months Ended June 30
Operating Income (Loss)	$26,217	$15,376	$3,627	$(26,815)	$18,405	$43,046	$15,376	$3,712	$(4,795)	$57,339
Depreciation and amortization	29,056	7,222	5,632	82	41,992	27,457	7,022	6,151	48	40,678

Sub-total: EBITDA	55,273	22,598	9,259	(26,733)	60,397	70,503	22,398	9,863	(4,747)	98,017

Accretion of asset retirement obligations	392	7	22	6	427	353	8	27	4	392
Termination of advisory agreements	—	—	—	12,941	12,941	—	—	—	—	—
Secondary offering costs	—	—	—	—	—	—	—	—	566	566
Non-cash compensation—Class A shares	—	—	—	11,380	11,380	—	—	—	2,115	2,115

Adjusted EBITDA	$55,665	$22,605	$9,281	$(2,406)	$85,145	$70,856	$22,406	$9,890	$(2,062)	$101,090

Adjusted EBITDA Margin	35.4%	76.5%	33.3%	N/M	39.6%	38.3%	72.7%	33.8%	N/M	41.2%

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	6/30/2006	9/30/2006	12/31/2006	3/31/2007	6/30/2007
Wireless Subscribers	350,168	357,424	367,197	383,143	391,195
RLEC Access Lines	46,013	45,677	45,281	45,054	44,697
CLEC Access Lines [1]	45,885	46,224	46,781	47,381	48,095
RLEC Broadband Customers [2]	7,796	8,390	9,000	9,833	10,571
Total Broadband Connections [2]	15,616	16,373	17,177	18,066	18,784
Dial-Up Internet Subscribers	30,242	28,913	27,628	26,322	24,795
Long Distance Subscribers	43,168	44,263	45,237	46,531	47,929

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes DSL, dedicated Internet access, wireless broadband, broadband over fiber, metro Ethernet, ATM and frame relay. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive Wireline segment.

NTELOS Holdings Corp.

Wireless Customer Detail

Quarter Ended:	6/30/2006	9/30/2006	12/31/2006	3/31/2007	6/30/2007
Total Wireless Subscribers
Beginning Subscribers	343,879	350,168	357,424	367,197	383,143
Prepay	86,179	89,368	94,771	98,846	109,689
Postpay	257,700	260,800	262,653	268,351	273,454

Gross Additions	37,343	42,156	44,591	47,579	38,937
Prepay	17,690	21,890	22,116	27,476	18,277
Postpay	19,653	20,266	22,475	20,103	20,660

Disconnections	31,054	34,900	34,818	31,633	30,885
Prepay	14,295	16,246	17,797	16,315	17,164
Postpay	16,759	18,654	17,021	15,318	13,721

Net Additions	6,289	7,256	9,773	15,946	8,052
Prepay	3,395	5,644	4,319	11,161	1,113
Postpay	2,894	1,612	5,454	4,785	6,939

Ending Subscribers	350,168	357,424	367,197	383,143	391,195
Prepay	89,368	94,771	98,846	109,689	110,506
Postpay	260,800	262,653	268,351	273,454	280,689

NTELOS Holdings Corp.

Wireless Key Performance Indicators

	Three Months Ended:		Six Months Ended:
	June 30, 2006	June 30, 2007	June 30, 2006	June 30, 2007
Average Subscribers (weighted monthly)	345,794	386,758	342,926	380,880
Gross Subscriber Revenues ($000)	$55,690	$65,100	$110,513	$127,510
Revenue Accruals & Deferrals	(450)	(643)	(992)	(1,319)
Eliminations & Other Adjustments	(41)	(44)	(70)	(84)

Net Subscriber Revenues ($000)	$55,199	$64,413	$109,451	$126,107
Average Monthly Revenue per Handset/Unit (ARPU) [1]	$53.68	$56.11	$53.71	$55.80
Average Monthly Revenue per Postpay Handset/Unit (ARPU) [1]	$55.30	$56.80	$54.69	$55.93
Average Monthly Data Revenue per Handset/Unit (ARPU) [1]	$2.64	$4.24	$2.62	$3.85
Average Monthly Data Revenue per Postpay Handset/Unit (ARPU) [1]	$3.07	$5.00	$2.97	$4.42
Cost of Acquisition per Gross Addition (CPGA) [2]	$382	$387	$368	$346
Monthly Cash Cost per Handset/Unit (CCPU) [3]	$31.41	$32.63	$30.67	$31.91
Strategic Network Alliance Revenues ($000)	$18,933	$24,065	$36,986	$46,693
Home Voice Revenue	10,297	13,058	20,210	24,572
Travel Voice	5,940	4,508	11,882	10,305
Data Revenue	2,696	6,499	4,954	11,816
Monthly Postpay Subscriber Churn	2.2%	1.7%	2.3%	1.8%
Monthly Blended Subscriber Churn	3.0%	2.7%	3.1%	2.7%
Total Cell Sites (Period Ending)	917	999	917	999
Cell Sites under the Strategic Network Alliance Agreement (Period Ending; Sub-set of Total Cell Sites above)	547	599	547	599

[1]

Average monthly revenues per handset/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reduces that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.

[3]

CCPU is cash cost per handset/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure that is computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations for wireless operations, less wireless equipment revenue and costs incurred to acquire new subscribers. The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash expenses such as depreciation, amortization and non-cash compensation are excluded. NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other wireless providers, although other providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate NTELOS’ effectiveness in managing cash costs associated with providing services to customers. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.

NTELOS Holdings Corp.

Wireless KPI Reconciliations

	Three Months Ended:		Six Months Ended:
	June 30, 2006	June 30, 2007	June 30, 2006	June 30, 2007
Average Revenue per Handset/Unit (ARPU) [1]
(dollars in thousands except for subscribers and ARPU)
Wireless communications revenue	$79,588	$93,493	$157,163	$185,085
Less: Equipment revenue from sales to new customers	(3,795)	(2,902)	(7,540)	(7,648)
Less: Equipment revenue from sales to existing customers	(1,207)	(1,622)	(2,291)	(3,613)
Less: Wholesale revenue	(19,175)	(24,325)	(37,462)	(47,251)
Plus: Other revenues, eliminations and adjustments	279	456	643	937

Wireless gross subscriber revenue	$55,690	$65,100	$110,513	$127,510

Less: Paid in advance subscriber revenue	(12,473)	(17,774)	(25,168)	(34,882)
Less: adjustments	(230)	(183)	(726)	(857)

Wireless gross postpay subscriber revenue	$42,987	$47,143	$84,619	$91,771

Average subscribers	345,794	386,758	342,926	380,880

Total ARPU	$53.68	$56.11	$53.71	$55.80

Average postpay subscribers	259,133	276,637	257,861	273,460

Postpay ARPU	$55.30	$56.80	$54.69	$55.93

Wireless gross subscriber revenue	$55,690	$65,100	$110,513	$127,510
Less: Wireless voice and other feature revenue	(52,956)	(60,177)	(105,130)	(118,721)

Wireless data revenue	$2,734	$4,923	$5,383	$8,789

Average subscribers	345,794	386,758	342,926	380,880

Total Data ARPU	$2.64	$4.24	$2.62	$3.85

Wireless gross postpay subscriber revenue	$42,987	$47,143	$84,619	$91,771
Less: Wireless postpay voice and other feature revenue	(40,603)	(42,993)	(80,021)	(84,522)

Wireless postpay data revenue	$2,384	$4,150	$4,598	$7,249

Average postpay subscribers	259,133	276,637	257,861	273,460

Postpay data ARPU	$3.07	$5.00	$2.97	$4.42

[1]

Average monthly revenues per handset/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

NTELOS Holdings Corp.

Wireless KPI Reconciliations

	Three Months Ended:		Six Months Ended:
	June 30, 2006	June 30, 2007	June 30, 2006	June 30, 2007
Cost per Gross Acquisition (CPGA) [2]
(dollars in thousands except for subscribers and CPGA)
Cost of wireless sales	$16,964	$18,609	$32,763	$37,718
Less: access, roaming, and other cost of sales	(9,980)	(11,916)	(18,777)	(22,808)

Merchandise cost of sales	$6,984	$6,693	$13,986	$14,910

Total customer operations	$24,533	$26,242	$48,904	$51,860
Less Wireline and other segment expenses	(3,906)	(4,150)	(8,710)	(8,139)
Less: Wireless customer care, billing, bad debt and other expenses	(9,525)	(10,763)	(18,069)	(20,947)

Sales and marketing	$11,102	$11,329	$22,125	$22,774

Merchandise cost of sales	$6,984	$6,693	$13,986	$14,910
Sales and marketing	11,102	11,329	22,125	22,774
Less: Merchandise sales	(3,829)	(2,948)	(7,574)	(7,730)

Total CPGA costs	$14,257	$15,074	$28,537	$29,954

Gross subscriber additions	37,343	38,937	77,628	86,516
CPGA	$382	$387	$368	$346

Cash Cost per Handset/Unit (CCPU) [3]
(dollars in thousands except for subscribers and CCPU)
Maintenance and support	$18,813	$21,312	$38,110	$41,550
Less Wireline, other segment expenses	(8,721)	(9,856)	(18,176)	(19,181)

Wireless maintenance and support	$10,092	$11,456	$19,934	$22,369

Corporate operations	$6,604	$7,865	$21,464	$16,008
Less Wireline, other segment, and corporate expenses	(2,411)	(2,524)	(12,856)	(5,586)

Wireless corporate operations	$4,193	$5,341	$8,608	$10,422

Wireless maintenance and support	$10,092	$11,456	$19,934	$22,369
Wireless corporate operations	4,193	5,341	8,608	10,422
Wireless customer care, billing, bad debt and other expenses	9,525	10,763	18,069	20,947
Wireless access, roaming, and other cost of sales	9,980	11,916	18,777	22,808
Equipment revenue from sales to existing customers	(1,207)	(1,622)	(2,291)	(3,613)

Total CCPU costs	$32,583	$37,854	$63,097	$72,933

Average subscribers	345,794	386,758	342,926	380,880
CCPU	$31.41	$32.63	$30.67	$31.91

[2]

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of wireless sales expense, and sales and marketing, which is included in customer operations expense and reduces that amount by the equipment revenues from sales to new customers, which is included in wireless communications revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.

[3]

CCPU is cash cost per handset/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure that is computed by adding the income statement components of cost of sales, maintenance and support, corporate operations and customer operations for wireless operations, less wireless equipment revenue and costs incurred to acquire new subscribers. The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash expenses such as depreciation, amortization and non-cash compensation are excluded. NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other providers, although other providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate effectiveness in managing cash costs associated with providing services to customers. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.

NTELOS Holdings Corp.

Business Outlook for the Year 2007 1 (as of August 1, 2007)

(Dollars in millions, except for metrics)	Twelve Months 2007
Operating Revenues—Guidance
Wireless	$373.0	to	$377.0
Wireline	118.0	to	120.0
Other	1.0		1.0

	$492.0	to	$498.0

Reconciliation of Net Income to Adjusted EBITDA—Guidance
Net Income	$23.0	to	$31.0
Interest expense	47.1	to	45.1
Interest rate swap change in value [2]	3.8	to	3.1
Income tax expense [3]	17.4	to	22.5
Other income	(2.3)	to	(2.7)

Operating Income	89.0	to	99.0

Depreciation and amortization	100.0	to	95.0
Accretion of asset retirement obligations	1.0		1.0
Secondary offering costs	0.6		0.6
Non-cash compensation charges	4.4		4.4

Adjusted EBITDA	$195.0	to	$200.0

Wireless	$137.0	to	$140.0
Wireline	63.0	to	64.5
Other	(5.0)	to	(4.5)

Adjusted EBITDA	$195.0	to	$200.0

Capital Expenditures
Wireless	$78	to	$76
Wireline	23	to	21
Other	6		6

Total Capital Expenditures	$107	to	$103

Wireless Metrics
Net subscriber additions	Approximately 35,000
Blended ARPU	Greater than $55
Postpay Churn	Approximately 1.9%
Blended Churn	Approximately 2.9%
Cost per Gross Acquisition (CPGA)	$365	to	$375
Cash Cost per Handset/Unit (CCPU)	Approximately $33
Wireline Metrics
RLEC Line Loss	3%	to	5%
Competitive Wireline revenue growth	4%	to	7%

[1]

These estimates are based on management’s current expectations. These estimates are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements”.

[2]

The deferred asset for interest rate swap amounted to $3.9 million and $2.5 million at December 31, 2006 and June 30, 2007, respectively. This interest rate swap is scheduled to mature in February 2008.

[3]

Current cash income tax is expected to be between $11 million and $14 million, reflecting the benefit of available tax NOLs and excess tax depreciation and amortization from capital expenditures in recent years and planned levels for 2007.